EXHIBIT 99.4
                                  JEFFREY HALIS
                                 500 Park Avenue
                               New York, NY 10022

                                                              June 9, 1998
By Fax and Federal Express
--------------------------
Bayonne Bancshares
568 Broadway
Bayonne, NJ 07002
Attn: Thomas M. Coughlan, Corporate Secretary

Dear Mr. Coughlan:

     Pursuant to Section 6(c) of the by-laws of Bayonne Bancshares, Inc. (the "Company"), please accept this letter as formal notification that, in addition to intending to nominate myself as set forth in my notice dated April 15, 1998, if the Company's board will consist of seven or more members and two directors are to be elected at the Company's 1998 Annual Meeting of shareholders(the "Meeting"), I intend to nominate Augustus K. Oliver for election as a director at the Meeting. Information required by Section 6(c) of the Company's by-laws regarding Mr. Oliver, and another copy of such information regarding me, is enclosed. In addition, Mr. Oliver's consent to serve as a director when elected is enclosed herewith.

     I beneficially own 94,846 shares, 1,000 directly of record, 1,100 of record jointly with my wife and 92,746 shares in a brokerage account jointly with my wife. In addition, Tyndall Partners, L.P., Madison Avenue Partners, L.P., Tyndall Institutional Partners, L.P., and Halo International, Ltd. own, in the aggregate, 431,151 shares of the Company's common stock. I believe the Company's records show my address to be 941 Park Avenue, New York, NY.

     It is unfortunate that the Company's board has forced me to engage in a proxy contest that may be costly to the Company without even meeting with me to discuss my ideas regarding the Company.

     I will assume that this notice and the enclosed information will be sufficient to permit the nomination of Mr. Oliver and me unless I receive a timely written notice to the contrary.

                                                        Very truly yours,


                                                        Jeffrey Halis

                   Information Concerning Nominee for Election to Board of Directors of Bayonne Bancshares, Inc. (the "Company")


1.   The nominee is:        Augustus K. Oliver
                            500 Park Avenue
                            New York, NY 10022

     Mr. Oliver is 48 years old.

2. Mr. Oliver is a private investor. Since 1996, he has been a principal of Oliver Management. From 1984-1995, he was a Managing Director of Gollust, Tierney and Oliver, Inc.

3. Mr. Oliver has not during the past ten years been convicted in a criminal proceeding exclusive of traffic violations and similar misdemeanors, nor has he, during the past five years, been involved in any legal proceedings of the type requiring disclosure under 401(f) of Regulation S-K.

4. Mr. Oliver beneficially owns (within the definition of Rule 13d-3 of the Securities Exchange Act of 1934) 1,000 shares of the Company's common stock. In addition, Mr. Oliver is a limited partner of Tyndall Partners and an indirect special limited partner of Halo Capital, L.P., the general partner of Tyndall Partners, L.P. Madison Avenue Partners, L.P. and and Tyndall Institutional Partners, L.P., all of which own shares of the Company. Mr. Oliver's daughter, Lily R. Oliver, is also a limited partner of Tyndall Partners, L.P. Mr. Oliver disclaims any beneficial ownership in her interest and in the shares owned by the foregoing entities.

5. Other than as set forth above, Mr. Oliver does not own beneficially or of record any shares of the Company's common stock.

6. Other than as set forth below, Mr. Oliver has not purchased or sold any of the Company's securities within the past two years:

         Date                    No. of Shares            Purchase(P)/Sale(S)
         ----                    -------------            -------------------

         6/8/98                       1,000                       P

7. Mr. Oliver is not party to any contract, arrangement or understanding regarding the securities of the Company other than his expectation that Mr. Jeff Halis, Tyndall Partners, L.P., Madison Avenue Partners, L.P., Tyndall Institutional Partners, L.P. and Halo International Ltd. will vote all shares of the Company beneficially owned by them for his election as a Director of the Company and that Mr. Halis will solicit proxies for Mr. Oliver's election and reimburse him for any costs incurred by Mr. Oliver in connection therewith.

8. Mr. Oliver is not, and has not been since the beginning of the Company's last fiscal year, party to a transaction of the type required to be disclosed pursuant to Items 404(a), (b) or (c) of Regulation S-K.